FREE TRANSLATION FROM HEBREW

                               INTERNAL AGREEMENT

Made and entered in Tel Aviv on 7th of September 1997 by and between AMOS FIAT ("FIAT"), YOSSI TULPAN ("TULPAN"), YOSSI COHEN ("COHEN"), TELRAD HOLDINGS LTD. ("TELRAD") and KOOR CAPITAL MARKETS LTD. ("KOOR").

WHEREAS the parties own all the issued fully paid for share capital of A.R. Data Security Ltd. ("AR") as provided for in the investment agreement dated June 30, 1996;

AND WHEREAS the parties are conducting negotiations with CYLINK CORPORATION ("CYLINK") a NASDAQ traded public corporation registered in California by which all of AR's holdings in Algart Holdings Ltd. and in Algorithmic Research Ltd. will be sold to Cylink in consideration for cash and Cylink shares;

AND WHEREAS the parties wish to adopt a voluntary liquidation resolution following the execution of a Solvency Declaration by AR's Board of Directors and sell all of AR's holdings in the above companies during the process of voluntary liquidation and the division of all proceeds as liquidation dividend among the parties according to their proportional ownership;

AND WHEREAS in accordance with the Cylink Agreement the consideration will be deposited, in part, as security for the indemnification of Cylink and the remaining shares will be eligible for registration according to the restriction terms set forth in the Cylink Agreement;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

Liquidation of AR

1. Prior to executing the Cylink Agreement the parties will adopt a voluntary liquidation resolution of AR. The parties will authorize the liquidator to enter into an agreement for the sale of all of AR's holdings in Algart and Algorithmic for cash and shares and for the allocation of all proceeds among the parties according to their proportional ownership.

         1.1 The parties appoint Adv. Zeev May as AR's liquidator and further agree that the liquidation proceeding may be canceled in the event the Cylink Agreement is not signed.

         1.2 The parties will pay their proportional share in all the liquidation expenses and costs, including taxes. This undertaking to be enforced in as much as the liquidation funds will be sufficient. Such payments will be paid immediately upon receipt of the Liquidator's demand, either to the liquidation fund or directly to the authority.

         1.3 The parties agree to deposit, out of the cash consideration, an amount sufficient, according to the assessment of the tax attorneys, to pay for the capital gains tax to which the consideration is subject. All profits accrued on the deposit will serve to cover future liquidation expenses. All remaining funds will be divided proportional between the parties upon completing the liquidation procedure.

         1.4 The parties undertake, jointly and severally, to compensate the Liquidator for all his costs and expenses should he be sued be either party and/or Cylink in any matter associated with the Cylink Agreement.

Past Agreements

2.       2.1      Other than the internal  matter  concerning non-dilution to be settled within 15 days and subject to the execution of the Cylink Agreement, the parties agree that all provisions of the investment agreement dated June 30, 1996 shall be annulled and the provisions of this and the Cylink Agreement shall prevail.

Resolutions

         2.2      Any  matter   requiring  a  decision  by  the  parties   after
                  liquidation proceedings were begun, will be resolved in AR's shareholders meeting by written resolution.

         2.3 Decisions dealing with the Trust, including the appointment of the Representative and the Trustee and their removal from office require a unanimous written decision of the parties ("PARTIES DECISION"). A written document signed by all parties is to be considered as a Parties Decision.

Appointment of H&Q

3. The parties agree that Hambrecht & Quist ("Representative") will serve as joint market maker for each party's shares and as Trustee for the restricted shares as provided for in the Escrow Agreement. Upon opening an account with the Representative, the shares will be deposited in the account by Koor Investment House (H.A.L) Ltd. within 7 days from the opening of the account, and for as long as no party has instructed otherwise, each for its shares. The costs associated with Koor's handling will not exceed the quotation issued by H&Q.

Sale of Shares in the Restricted Periods

4. The parties will comply with the restriction terms specified in the Sellers Agreement ("RESTRICTION PERIOD"). The parties will abide with all rules of law and regulations, both in Israel and in the USA, governing the holding and trading of traded shares. If required, they will fulfill all requirements necessary for the release of the traded shares from the filing of a prospectus according to the Law of Securities, 1968.

5. Unless otherwise decided, the parties will instruct Cylink, and they hereby instruct the Representative to request that Cylink at the date provided for according to the Sellers Agreement, register all registerable shares in any restriction period, and for as long as it is required according to law.

First Period Shares

6. The parties will instruct the Representative, in writing, immediately following the execution of the Cylink Agreement, to take all measures required for the sale of 250,000 shares free for Block Trading in the first 12 months following the execution of the Cylink Agreement ("FIRST PERIOD"). This is subject to the restriction provisions and for as long as the share price does not decrease below US $20.00 per share in the first 40 days and below US $15.00 afterwards. The Representative shall employ his best professional judgment in order to maximize the parties profits and sell the maximum allowed shares during the first year. This instruction will remain in force on all Block Traded shares until all are sold or until termination of the special restriction provisions.

7. Amendments to the first period instructions require a unanimous decision of the parties.

Other Periods' Shares

8. The following instructions shall apply to the sale of the parties shares in other restriction periods:

         8.1 Each party is free to instruct the Representative, at all times, to sell his shares, all or in part, for as long as he does not sell more than his proportional amount at any given restriction period and/or month ("THE PERMITTED AMOUNT") without the consent of all other parties.

         8.2 The parties will instruct the Representative to maintain a record of all shares in their ownership at any particular time and the remaining amount they are allowed to sell at any period and in any month according to the applicable restriction terms and toward the end of each restriction period, will inform them of the amount of shares that may still be sold.

         8.3 The parties will instruct the Representative not to sell, at any given period, an amount of any party's shares exceeding the Permitted Amount. Should there be an objective impediment for the sale of the Permitted Amount put up for sale by the parties at any given period, then the Representative will conduct the sale on a "first come" basis, and all unsold amounts will be sold at the first available opportunity.

         8.4 Should a party wish, in a particular month, to exceed his Permitted Amount, the Representative shall attempt to accommodate him, in whole or in part, on a "first come" basis, always without prejudicing other parties' rights.

         8.5 The parties will instruct the Representative to report, at least at the end of each quarter, the Permitted Amount remaining during that Restriction Period, both in the accumulative and proportional to each party.

         8.6 The parties agree that, according to a Parties Decision, each party will be allowed to sell an amount exceeding the Permitted Amount, up to the total Permitted Amount of all the parties, either in a particular month or during a particular Restriction Period, for as long as this does not constitute a violation of the restriction provisions and the Cylink Agreement.

                  Fiat, Tulpan and Cohen agree that should they decide not to sell all their Permitted Amount during the second year, they will inform Koor and Telrad, toward the end of the second year that an additional Permitted Amount is at their disposal. In the event that Koor and Telrad have exercised this option and Fiat, Tulpan and Cohen wish to sell more than their Permitted Amount during the third year, Koor and Telrad will transfer part of their Permitted Amount, in an internal ratio among them.

         8.7 Upon termination of the Restriction Period, each party will be free to sell his shares without need for approval from the other parties. This shall also apply to any party released from the restriction provisions.

         8.8 A party violating the restriction quantities by exceeding the Permitted Amount or selling by others than the Representative, will compensate the other parties on all their damages, costs and expenses and will allow the other parties, if so required, to sell more than their Permitted Amount on his account.

Escrow, Instructions to the Trustee, Defending

9.       9.1      Until   otherwise   decided,   the  parties   agree  that  the
                  Representative  shall be appointed as Trustee according to the
                  Escrow  Agreement.  Adv.  Zeev May  shall  serve  as  Seller's
                  Representative,   until   decided   otherwise.   The  Seller's
                  Representative will not be entitled to any fees and will be substitutes in a majority decision.

         9.2 Instructions to the Trustee will be issued as provided for hereunder or according to a Parties Decision.

10. Upon filing a claim against the trusteeship or upon service of a claim against the Escrow, the Seller's Representative shall act, and the parties will instruct him to act, as follows:

         10.1 The Seller's Representative will inform the parties immediately and he will do his utmost to obtain a decision from the parties if they wish to defend the claim and will follow their instructions.

         10.2 In the event no instructions are issued, the Seller's Representative will inform the Trustee and Cylink within the time set forth in the Cylink Agreement, that the parties will defend the claim or demand. The Seller's Representative will appoint whomever the parties instruct him to appoint in order to defend the claim, and in the event no instructions are given, will use his best judgement.

                  10.2.1 If a compromise offer is issued, it will be discussed by the parties. If the parties cannot reach a decision and the trust funds are sufficient to cover such offer, a decision based on the proportional holdings of the parties in the trusteeship's assets at the time, will be adopted.

         10.3 The Seller's Representative will demand instructions from the parties as to the manner by which the defense costs are to be financed. If an instruction in writing is not received within 30 days, he shall finance it out of the cash amounts deposited with him and/or put up for sale shares held by the trusteeship, subject to the terms and limitations provided for in the Cylink Agreement.

         10.4 The Seller's Representative shall act as required in order to fulfill a final judgment against the Escrow.

         10.5 While the parties are allowed to sell some of the trust shares for the finance of certain legal expenses, it is possible that the trust assets will not suffice ("SHORTAGE"). The parties agree to supplement their proportional share of the Shortage, for as long as together, and each according to his proportional share, will not pay an amount exceeding the value of the trust stocks.

         10.6 A decision demanding the trust to pay expenses will be served on the Trustee by the parties carrying signature of the majority of the parties or by a representative of the parties in the event a representative, not being the Seller's Representative, was appointed by the parties.

11. A claim or a demand from Cylink based on Cylink's representations in the Cylink Agreement is subject to a Parties Decision. A party electing to participate in the claim will pay his proportional share of the costs according to his holdings in AR.

Appointment of a Director in Cylink

12. For as long as the parties are entitled to appoint a director to Cylink's Board of Directors, the director will be elected by a unanimous resolution.

13. Each party may vote his Cylink shares according to his discretion without first receiving the approval of the other parties.

14.      Any disagreement between the parties will be settled as follows:

         14.1     The parties will convene and attempt to reach an agreement.

         14.2 In the event of failure to reach an agreement within 72 hours, the matter will be transferred to the decision of Adv. Zeev May and Adv. Doron Shinar as arbitrators. The Arbitrators will not be bound by the rules of evidence of the rules of procedure and will not be required to provide reasons for their decision. In the event the arbitrators refuse to enter into a decision or fail to enter into a decision within 72 hours, they will appoint a third arbitrator whose decision will be final and binding.

         Signed on the date first stated above:

         Amos Fiat (-) Yossi  Tulpan(-)  Yossi  Cohen(-)  Koor  Capital  Markets
         Ltd.(-)

         Telrad Holdings Ltd.(-)s